Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE OF NORTH CAROLINA
OFFICE OF THE COMMISSIONER OF BANKS
RALEIGH, NORTH CAROLINA

Written Agreement by and among

FOUR OAKS FINCORP, INC.
Four Oaks, North Carolina

FOUR OAKS BANK & TRUST COMPANY
Four Oaks, North Carolina

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

and

STATE OF NORTH CAROLINA
OFFICE OF THE COMMISSIONER OF BANKS
Raleigh, North Carolina
Docket Nos. 11-060-WA/RB-HC 11-060-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Four Oaks Fincorp, Inc., Four Oaks, North Carolina (“Fincorp”), a registered bank holding company, and its subsidiary bank, Four Oaks Bank & Trust Company, Four Oaks, North Carolina (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Fincorp, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State of North Carolina, Office of the Commissioner of Banks (the “Commissioner”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on May 19, 2011, the boards of directors of Fincorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Ayden R. Lee, Jr., President, CEO, and Chairman of Fincorp and the Bank, to enter into this Agreement on behalf of Fincorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Fincorp and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Fincorp, the Bank, the Reserve Bank, and the Commissioner agree as follows:

Source of Strength

1.   The board of directors of Fincorp shall take appropriate steps to fully utilize Fincorp’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Bank’s federal or state regulator.

Board Oversight

2.   Within 90 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Commissioner a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a)   The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to, credit risk management, lending and credit administration, asset quality, capital, and earnings;

(b)   an oversight structure within the credit function that includes clear lines of responsibility and accountability;

(c)   the responsibility of the board of directors to monitor management’s adherence to approved Bank policies and procedures, and to require management to document exceptions thereto; and

(d)   a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s problem loans, loan-to-value ratio reports, and commercial real estate (“CRE”) concentrations.

Credit Risk Management

3.   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen credit risk management practices at the Bank. The plan shall, at a minimum, address, consider, and include:

(a)   Timely and accurate identification and quantification of credit risk within the loan portfolio;

(b)   timely recognition of losses;

(c)   strategies to reduce the level of problem assets, including loan workout strategies, and minimize credit losses;

(d)   a schedule for reducing and the means by which the Bank will reduce the level of commercial real estate concentrations, and timeframes for achieving the reduced levels; and

(e)   an assessment of the structure, qualifications, and staffing of the credit function, along with a plan and timetable to strengthen the same.

Lending and Credit Administration

4.   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner acceptable revised lending and credit administration policies and procedures that shall, at a minimum, address, consider, and include:

(a)   Standards for renewing or modifying existing loans, including, but not limited to, analysis, documentation, and approval requirements;

(b)   standards to require timely appraisals and updated financial statements;

(c)   a description of required loan documentation and a requirement for the maintenance of such documentation, updated as appropriate, in the loan file;

(d)   controls to monitor compliance with loan documentation requirements and ensure prompt correction of documentation exceptions;

(e)           procedures to ensure the timely and consistent analyses of borrowers’ and guarantors’ current financial condition, global cash flow, repayment sources, and performance;

(f)            steps to ensure that appraisals and reevaluations are performed on a timely basis and in compliance with regulatory requirements;

(g)   standards for interest-only loans;

(h)   standards for the timely movement of loans to non-accrual status; and

(i)            enhancements to the loan workout function that are consistent with relevant supervisory guidance, including the Policy Statement on Prudent Commercial Real Estate Loan Workouts, dated October 30, 2009 (SR 09-7).

5.   Within 30 days of the approval of the policies and procedures required by paragraph 4, the Bank shall provide training to all appropriate credit staff on the requirements of such policies and procedures, as well as all relevant regulations.

Appraisal Program

6.   Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program and procedures for real estate appraisals that are consistent with the Interagency Statement on Independent Appraisal and Evaluation Functions dated October 27, 2003 (SR 03-18), and Interagency Appraisal and Evaluation Guidelines, dated October 27, 1994 (SR 94-55), as well as the requirements of Subpart G of Regulation Y of the Board of Governors (12 C.F.R. Part 225, Subpart G) made applicable to state member banks by Section 208.50 of Regulation H of the Board of Governors (12 C.F.R. § 208.50). The program and practices shall, at a minimum, provide for:

(a)   Policies and procedures to obtain current appraisals or valuations on problem credits; and

(b)   written standards for when reappraisals and reevaluations must be conducted, including, but not limited to, when loans are renewed or when there are material changes in market conditions or the condition of the collateral.

Loan Grading and Loan Review

7.   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the accurate grading of the Bank’s loan portfolio. The program shall provide for policies, procedures, and processes for the timely and ongoing grading of loans. The program shall, at a minimum, address, consider, and include:

(a)   Standards and criteria for assessing the credit quality of loans, including a discussion of the factors used to assign appropriate risk grades to loans;

(b)   procedures for the early identification of problem loans;

(c)   procedures to re-evaluate the grading of loans in the event of material changes in the borrower’s performance or the value of the collateral;

(d)   procedures to evaluate the grading of all loans assigned less than a pass grade at least quarterly;

(e)   designation of the person(s) responsible for the grading of loans;

(f)            controls to ensure staff’s consistent application and adherence to the loan grading system; and

(g)   a mechanism for reporting to senior management and the board of directors, at least monthly, that at a minimum: summarizes the Bank’s loan grades; describes trends in asset quality; identifies the loans that are nonperforming, adversely graded, or identified as needing special attention, describes the status of those loans, and describes the actions taken, or to be taken, by management for strengthening of the quality of any such loans.

8.   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the effective, ongoing review of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function. The program shall provide for policies and procedures for the timely identification and categorization of problem loans, and processes to detect weaknesses in the Bank’s loan approval, monitoring, and grading process. The program shall, at a minimum, address, consider, and include:

(a)   The scope, depth, and frequency of the independent loan review;

(b)   clearly defined responsibilities for the loan review function; and

(c)   an objective and timely assessment of the overall quality of the loan portfolio and the accuracy of assigned loan grades.

9.   The board of directors, or a designated committee thereof, shall evaluate the loan review report(s) and take appropriate steps to ensure that management takes prompt action to address findings noted in the report(s).

Asset Improvement

10.         The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination conducted by the Reserve Bank and the Commissioner that commenced on July 26, 2010 (the “Report of Examination”), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

11.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $750,000, including other real estate owned (“OREO”), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank’s problem loan list, or were adversely classified in the Report of Examination.

                                (b)          Within 30 days of the date that any additional loan or other asset in excess of $750,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.

                                (c)          Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Commissioner to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and a past due/non-accrual report.

Allowance for Loan and Lease Losses

12.           (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Commissioner.

                                (b)          Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Commissioner. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

                                (c)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Capital Plan

13.           Within 60 days of this Agreement, Fincorp and the Bank shall submit to the Reserve Bank and the Commissioner an acceptable joint written plan to maintain sufficient capital at Fincorp on a consolidated basis, and at the Bank as a separate legal entity on a standalone basis. The plan shall, at a minimum, address, consider, and include:

                                (a)           Fincorp’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

                                (b)          the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

                                (c)          the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected earnings, and anticipated and contingency funding needs;

                                (d)           the source and timing of additional funds to fulfill Fincorp’s and the Bank’s future capital requirements; and

                                (e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Fincorp serve as a source of strength to the Bank.

14.           Fincorp and the Bank shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any calendar quarter in which any of Fincorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Fincorp and the Bank shall submit an acceptable written plan that details the steps Fincorp or the Bank, as appropriate, will take to increase Fincorp’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Business Plan and Budget

15.           During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank and the Commissioner at least 30 days prior to the beginning of that calendar year. The plan, at a minimum, shall provide for or describe:

                                (a)           a realistic and comprehensive budget for the year, including income statement and balance sheet projections; and

                                (b)           a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

Dividends and Distributions

16.           (a)           Fincorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the Commissioner.

                                (b)           Fincorp shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

                                (c)           Fincorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

                                (d)          All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Fincorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Fincorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

17.           (a)           Fincorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

                                (b)           Fincorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

18.           (a)           The Bank shall take all necessary steps to correct all violations of law or regulation cited in the Report of Examination.

                                (b)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Fincorp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

                               (c)           Fincorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

19.           Within 30 days after the end of each calendar quarter following the date of this Agreement, the boards of directors of Fincorp and the Bank shall submit to the Reserve Bank and the Commissioner joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Programs, Policies, and Procedures

20.           (a)           The Bank and, as applicable, Fincorp, shall submit written plans, programs, policies, and procedures that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 3, 4, 6, 7, 8, 11(a), 11(b), 12(c), 13, and 14 of this Agreement.

                                (b)          Within 10 days of approval by the Reserve Bank, the Bank and, as applicable, Fincorp, shall adopt the approved plans, programs, policies, and procedures. Upon adoption, the Bank and, as applicable, Fincorp, shall promptly implement the approved plans, programs, policies, and procedures, and thereafter fully comply with them.

                                (c)           During the term of this Agreement, the approved plans, programs, policies, and procedures shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications

21.          All communications regarding this Agreement shall be sent to:

                                (a)           Ms. Joan T. Garton
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 27622

                                (b)           Joseph A. Smith, Jr.
Commissioner
North Carolina Office of the Commissioner of Banks
4309 Mail Service Center
Raleigh, North Carolina 27699-4309

                                (c)           Mr. Ayden R. Lee, Jr.
President, CEO and Chairman
Four Oaks Fincorp, Inc.
Four Oaks Bank & Trust Company
P. O. Box 309
Four Oaks, North Carolina 27524-0309

Miscellaneous

22.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Fincorp and the Bank to comply with any provision of this Agreement.

23.           The provisions of this Agreement shall be binding upon Fincorp and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

24.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.

25.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner or any other federal or state agency from taking any other action affecting Fincorp and the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

26.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818), and by the Commissioner pursuant to the provisions of N. C. Gen. Stat. 53-107.1 (2005).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 24th day of May, 2011.

FOUR OAKS FINCORP, INC.		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Ayden R. Lee, Jr.	By:	/s/ Joan T. Garton
	Ayden R. Lee, Jr.		Joan T. Garton
	Chairman		Vice President

FOUR OAKS BANK & TRUST COMPANY		STATE OF NORTH CAROLINA
OFFICE OF THE COMMISSIONER OF BANKS

By:	/s/ Ayden R. Lee, Jr.	By:	/s/ Joseph A. Smith, Jr.
	Ayden R. Lee, Jr.		Joseph A. Smith, Jr.
	Chairman		Commissioner